Exhibit 10.1
Vulcan Materials Company
Executive Deferred
Compensation Plan
As Amended Through December 11, 2008

Vulcan Materials Company
Executive Deferred Compensation Plan
Article 1. Establishment and Purpose
     1.1 Establishment. Vulcan Materials Company, a New Jersey corporation, established, effective as of October 9, 1998, a deferred compensation plan for key management employees as described herein, which is known as the “Vulcan Materials Company Executive Deferred Compensation Plan” (the “Plan”). This restatement shall be effective December 11, 2008 (the “Effective Date”), except as otherwise provided.
     1.2 Purpose. The primary purpose of the Plan is to provide eligible employees of the Company with the opportunity to defer a portion of their compensation in a tax-efficient manner. By adopting the Plan, the Company desires to enhance its ability to attract and retain management employees of outstanding competence.
Article 2. Definitions
     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below, and when the meaning is intended, the term is capitalized:
          (a) “Accrued Rabbi Trust Obligations” means the then current aggregate deferred compensation account balances of all Participants, consisting of each Participant’s deferrals and the net investment gain or loss thereon.
          (b) “Annual Bonus” means any incentive award based on an assessment of performance, payable in cash by the Company to a Participant with respect to the Participant’s services during a Plan Year. The Term “Annual Bonus” shall not include incentive awards that relate to a period exceeding one year. An Annual Bonus shall be deemed to be earned when the Participant performs the related services regardless of when it is paid.
          (c) “Base Salary” means all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Company, payable in cash to a Participant for services to be rendered during the Plan Year, exclusive of any Annual Bonus, Long-Term Incentive Awards, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.
          (d) “Board” or “Board of Directors” means the Board of Directors of the Company.
          (e) “Change in Control” means a change in control as defined in regulations or other guidance under Section 409A of the Code.
          (f) “CEO” means the Chief Executive Officer of the Company.
          (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          (h) “Committee” means the Compensation Committee of the Board (or any other committee designated by the Board that is eligible to administer the Plan in accordance with Rule 16b-3 under the Exchange Act).
          (i) “Company” means Vulcan Materials Company and also includes any “Employing Company” as such term is defined in the Salaried Retirement Income Plan.
          (j) “Company Stock” means the common stock of the Company.
          (k) “DSU Participant” means an employee who, as of December 31, 2006, has an outstanding “Deferred Stock Unit Award” under the 1996 Long-Term Incentive Plan. All references in the Plan to a DSU Participant are effective December 31, 2006, except as otherwise stated.
          (l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (n) “Long-Term Incentive Award” means a compensation vehicle that provides for the accumulation of value over a time period longer than one year, including, but not limited to, stock options, restricted stock, performance shares, and performance units; but the term shall not include this Plan, any other elective deferred compensation plan, or any tax-qualified or nonqualified retirement plan of the Company.
          (o) “Participant” means any key management employee of the Company who has been approved by the Committee for participation in the Plan under Section 4.1 and any DSU Participant.
          (p) “Payout Year” means the calendar year in which the payout contemplated by Section 5.4 is made or commences.
          (q) “Plan Year” means the calendar year.
          (r) “Rabbi Trust” means a grantor trust, as described in Section 677 of the Code, that is established by the Company as provided in Article 7.
          (s) “Rabbi Trust Agreement” meaning the instrument establishing the Rabbi Trust, as such instrument may be amended from time to time.
          (t) “Retirement” means a termination of a Participant’s employment with the Company after attaining age 55.
          (u) “Salaried Retirement Income Plan” means the Retirement Income Plan for Salaried Employees of Vulcan Materials Company, and any successor plan thereto.

     2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
Article 3. Administration
     3.1 The Committee. The Plan shall be administered by the Committee. In no event shall any member of the Committee be a Participant.
     3.2 Authority of the Committee.
          (a) Subject to the terms of the Plan, the Committee shall have full power and discretionary authority (i) to select the employees who are eligible to participate in the Plan, (ii) to determine the terms and conditions of each Participant’s participation in the Plan, (iii) to construe and interpret the Plan and any agreement or instrument entered into under the Plan, (iv) to establish, amend, and waive rules and regulations for the Plan’s administration, (v) subject to the provisions of Article 11, to amend the Plan and any agreement or instrument entered into under the Plan or to terminate the Plan, (vi) to appoint and remove the trustee and the recordkeeper for the Rabbi Trust, and to direct the trustee and the recordkeeper with respect to their duties under the agreements pertaining to the Rabbi Trust, and (vii) to make any other determinations that may be necessary or advisable for the administration of the Plan, provided that the Committee shall not have authority to alter the time or form of payment under the Plan except as permitted under Section 409A of the Code.
          (b) To the extent permitted by law, the Committee (i) may delegate any or all of its authority granted under the Plan to one or more executives of the Company (provided that no executive of the Company who is a Participant shall exercise any discretion with respect to his own participation in the Plan) and (ii) may designate one or more individuals who are not Participants (but who may be employees of the Company) to carry out ministerial duties related to the administration of the Plan, except that the Committee shall not delegate responsibility for any matter involving a person subject to Section 16 of the Exchange Act if a decision by the Committee as to such matter would have the effect of exempting a transaction under the Plan from the application of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 or any successor rule thereunder.
     3.3 Decisions Binding. All determinations and decisions of the Committee (or of any person to whom the Committee has delegated its authority) under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on the employees of the Company, the Participants and their beneficiaries and estates. Whenever the Plan authorizes the Committee or any other person to exercise discretion with respect to any matter, such discretion may be exercised in the sole and absolute discretion of the Committee or such person, subject only to the terms of the Plan and applicable requirements of law.
Article 4. Eligibility and Participation
     4.1 Eligibility. Eligibility to participate in the Plan is limited to a select group of management or highly compensated employees consisting solely of (a) key management employees who are nominated to participate in the Plan by the CEO and who are approved by the Committee, and (b) effective December 31, 2006, all other employees who, on December 31, 2006, have outstanding Deferred Stock Unit Awards under the 1996 Long-Term Incentive Plan but only with respect to the deferral of Deferred Stock Unit Award.
     4.2 Participation.
          (a) Each employee approved for participation in the Plan by the Committee shall have the opportunity to defer the receipt of compensation otherwise payable to the Participant in accordance with the provisions of Article V. This opportunity shall continue in effect until the Participant is notified by the Committee that he has ceased to be eligible to make such deferrals.
          (b) The Committee may at any time and for any reason determine that a Participant (other than a DSU Participant) no longer is eligible to make deferrals under Article V. Upon being notified in writing of the Committee’s decision, such a Participant shall become an inactive Participant that retains all of the rights of a Participant under the Plan, except for the right to make further deferrals. However, no deferral election will be cancelled after it has become irrevocable under Section 409A of the Code (generally after December 31 of the year before the year in which the compensation to be deferred begins to be earned).
          (c) A DSU Participant shall have the opportunity to defer payment of Deferred Stock Units by making a deferral election by December 31, 2006, in accordance with the procedures established by the Committee, and the terms of a Participant’s deferral election with respect to performance share units shall be determined by the terms of the Participant’s deferral election forms.
Article 5. Deferral Opportunities
     5.1 Amounts Which May Be Deferred.
          (a) An eligible Participant may irrevocably elect, prior to any Plan Year, to defer (i) up to 50% of his Base Salary earned during the Plan Year and (ii) up to 100% of his Annual Bonus for the Plan Year.
          (b) In the event that a Participant first becomes eligible to participate in the Plan after the beginning of a Plan Year and such Participant was first hired by the Company in such Plan Year, the Committee may allow such Participant to elect to defer up to 50% of his Base Salary earned subsequent to the date on which a valid Deferral Election Form (as described in Section 5.2) is received by the Company from the Participant (and no portion of his Annual Bonus for such Plan Year).
          (c) The Committee, in its discretion, also may permit the deferral of Long-Term Incentive Awards in accordance with such rules and regulations as the Committee may establish, and these rules and regulations may provide for payment options that differ from those set forth in this Article V. To the extent that any payment of those awards will be made by the Plan in Company Stock, the Company Stock will be issued under the plan under which the award was issued.

          (d) A Participant at all times shall be 100% vested in his deferrals under the Plan and all earnings thereon.
     5.2 Timing of Deferral Elections. Except as provided in the two following sentences, a Participant’s election to defer compensation under the Plan shall be made within 30 calendar days before the beginning of the Plan Year in which the compensation to be deferred is earned. If a Participant is notified during a Plan Year that he is eligible to participate in the Plan for the remainder of the Plan Year and the Participant was first hired by the Company in such Plan Year, such election shall be made within 30 days following the date the Committee approves the Participant’s eligibility for participation in the Plan, subject to Treas. Reg. § 1.409A-2(a)(7) (which limits the ability of a rehired employee to make a deferral election during the year of rehire if the employee has, in the past, been eligible to participate in a deferred compensation plan of the Company). All deferral elections shall be made by means of a “Deferral Election Form” that is executed by the Participant and delivered to the Company. The Deferral Election Form shall provide for the specification by an eligible Participant of:
          (a) the amount of compensation to be deferred during the Plan Year in accordance with the terms of Section 5.1;
          (b) the length of deferral of such deferred amounts, and the earnings thereon, in accordance with the terms of Section 5.3; and
          (c) the form of payout of such deferred amounts, and the earnings thereon, in accordance with the terms of Section 5.4.
     5.3 Length of Deferral.
          (a) Each Participant who makes a deferral election as to any Plan Year may elect the length of such deferral by designating a Payout Year. Such election shall be irrevocable except as otherwise provided in Section 5.5. The deferral of Base Salary and the deferral of the Annual Bonus in any Plan Year shall be considered separate deferral elections and each may be deferred to a different Payout Year. Deferral elections are subject to the following limitations, unless the Committee permits otherwise:
(i) The Payout Year designated shall be no earlier than the second year following the end of the Plan Year in which the compensation deferred is earned; and
(ii) The Payout Year shall not be later than the year following the Participant’s 65th birthday.
All deferral elections are subject to Section 8(a), which requires an immediate lump-sum payment in the event of a Change in Control.
          (b) In the event that a deferral election is made and no Payout Year is designated, the Participant shall be deemed to have elected a deferral until the Payout Year following the Participant’s separation from service. If payment is made on account of a separation from service, payment shall be no earlier than the seventh month following the Participant’s separation from service.
          (c) Notwithstanding the Payout Years designated by a Participant pursuant to this Section 5.3 or the form of payout elected by a Participant pursuant to Section 5.4, if at any time before a Participant’s entire account under the Plan is paid out, a Participant’s employment with the Company is terminated for any reason other than Retirement or the Participant dies, (i) all Payout Years shall be accelerated to the year following the year in which the termination of the Participant’s employment or death occurs, and (ii) all deferred amounts, and the earnings thereon, for all Plan Years shall be paid to the Participant (or beneficiary) in a single lump-sum cash payment in such year. In addition, the payment of a lump sum on account of the Participant’s termination of employment (other than for death) shall not occur earlier than the seventh month following the Participant’s termination of employment.
          (d) If the Internal Revenue Service determines that a Participant or beneficiary is subject to federal income tax on an amount credited to the Participant’s account under the Plan before that amount would otherwise become payable under the Plan, the amount that is then required to be included in income shall be paid to the Participant or beneficiary in a single lump-sum cash payment as soon as practicable after the Committee is notified or the Internal Revenue Service’s determination. In addition, the Plan shall accelerate the time of payment to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2), where applicable, on compensation deferred under the Plan (the “FICA Amount”). Additionally, the Plan shall accelerate the time of payment to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code section 3401 wages and taxes. However, the total payment as a result of this acceleration must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount. The payments under this paragraph shall be paid in accordance with subject to Treas. Reg. § 1.409A-3(j)(4)(vi) and (vii) (or any subsequent regulation).
     5.4 Form of Payout.
          (a) Each participant who makes a deferral election as to any Plan Year may elect as the form of payout either (i) a single lump-sum payment or (ii) up to fifteen approximately equal annual installment payments (such number to be specified by the Participant); provided that all compensation (whether Base Salary or Annual Bonus) deferred to a specific Payout Year (regardless of the Plan Year for which the compensation is deferred) shall be payable in the same form. Such election shall be irrevocable except as otherwise provided in Section 5.5. If no such election is made, then all deferred amounts, and the earnings thereon, shall be paid in the form of a single lump-sum payment. All deferral elections are subject to Section 8(a), which requires an immediate lump-sum payment in the event of a Change in Control.
          (b) Lump-sum and installment payments shall be made on the following terms:

(i) Lump-Sum Payment. Each payout to be made in the form of a single lump-sum payment shall be made in cash on or before the last business day of March in the Payout Year (except, if paid on account of a termination of employment, payment shall be made in the seventh month following termination of employment, if later).
(ii) Installment Payments. The first installment payment of a payout to be made in installments shall be made in cash on or before the last business day of March in the Payout Year (except, if paid on account of a termination of employment, the first installment payment shall be made in the seventh month following termination of employment, if later). The remaining installment payments shall be made in cash each year thereafter, on or before the last business day of March of such year, until the entire balance of such Participant’s applicable account has been paid in full. Earnings shall continue to accrue to the Participant’s account during the payment period. The amount of each installment payment shall be equal to the balance remaining in the applicable account immediately prior to each such payment divided by the number of installment payments remaining (including the installment payment immediately due).
          (c) Following the Retirement termination of a Participant, notwithstanding the forms of payout elected by a Participant pursuant to this Section 5.4 for all remaining Payout Years, if, on the date any lump-sum or installment payment is due, the payment to be made would cause the aggregate amount of all of the Participant’s account balances under the Plan to fall below $50,000, then the amount due, and the remaining balance of each of the Participant’s accounts, shall be paid to such Participant on such date in a single lump-sum cash payment.
          (d) Notwithstanding the provisions of this Section 5.4, if a Participant is a “covered employee” (within the meaning of Section 162(m)(3) of the Code) when a payment is scheduled to be made under the Plan, any portion of the payment that would be nondeductible under Section 162(m) of the Code (when considered with all other compensation that the Participant is expected to receive in the same taxable year) shall be deferred, and shall be paid on the earliest date on which it would be deductible under Section 162(m). Any delay imposed by this paragraph shall occur in accordance with Treas. Reg. § 1.409A-2(b)(7)(i) (or any subsequent regulation), and any payment that is delayed until on or after the Participant’s termination of employment shall be paid no earlier than in the seventh month following the Participant’s termination of employment.
          (e) If the Company fails to make any payment due under the Plan within 90 days after it first becomes due, the Committee shall direct the trustee of the Rabbi Trust to make the payment from the Rabbi Trust (to the extent there are assets in the Rabbi Trust available to make the payment).
     5.5 Change in Deferral Election.
          (a) Postponement With Committee Consent. A Participant may change from the Payout Year he has previously elected to a later Payout Year, or to allow an increase in the number of payments he has previously elected, or both, subject to the following requirements:
     (i) The Participant may make such change only once with respect to Base Salary earned in the same calendar year, and the change must apply to all Base Salary earned in the same calendar year (and related investment returns). Similarly, the Participant may make such change only once with respect to Annual Bonus earned in the same calendar year, and the change must apply to the entire Annual Bonus earned in the same calendar year (and related investment returns). For example, if the Participant initially elects for Base Salary earned in 2009 to be paid in 2012, the Participant may change the Payout Year from 2012 to a later year with respect to all Base Salary earned in 2009, and, after this change, the Participant may not again change the Payout Year for Base Salary earned in 2009.
     (ii) Any change under this Section 5.5(a) must be made at least 12 months before January 1 of the scheduled Payout Year.
     (iii) The new Payout Year must be at least 5 years after the original Payout Year.
          (b) Change As a Result of Financial Hardship. If a Participant establishes, to the satisfaction of the Committee, severe financial hardship, the Committee may:
     (i) authorize the cessation of deferrals by such Participant, in which case future deferrals shall be made only pursuant to an election under Section 5.2;
     (ii) provide that all or a portion of the amounts previously deferred by the Participant shall immediately be paid in a single lump-sum cash payment.
          (c) Hardship Criteria. Severe financial hardship will be deemed to exist in the event of an unanticipated emergency that is caused by the Participant’s long and serious illness, impending bankruptcy, or a similar event that is beyond the control of the Participant and that would result in severe financial hardship to the Participant if cessation of deferrals or modified payments were not permitted. The amount distributed pursuant to Section 5.5(b) shall not exceed that amount which the Committee determines to be reasonably necessary for the Participant to meet the financial hardship at the time of distribution (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), taking into account any additional compensation that is available upon a cancellation of a deferral election as a result of the financial hardship.
          (d) Other Criteria. The Committee’s decision with respect to the manner, if at all, in which the Participant’s future deferral opportunities shall cease, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be modified, shall be final, conclusive, and not subject to appeal. If a Participant is a “covered employee” (within the meaning of Section 162(m)(3) of the Code), any change in the Participant’s payout election shall be subject to the limitation described in Section 5.4(d). Any distribution made on account of a financial hardship shall comply with Treas. Reg. § 1.409A-3(i)(3)(i) or any subsequent regulation.
Article 6. Individual Accounts and Crediting of Investment Returns
     6.1 Participant’s Accounts.
          (a) The Company shall establish and maintain a separate bookkeeping account for each deferral made by a Participant, and the earnings thereon. Deferrals shall be credited to a Participant’s account as of the date the amount deferred otherwise would have become due and payable to such Participant. Each Participant shall be furnished a statement of his deferred compensation account balances at least annually.
          (b) The establishment and maintenance of such deferred compensation accounts by the Company shall not be construed as entitling any Participant to any specific assets of the Company. The rights of Participants to receive any distribution under the Plan shall be an unsecured claim against the general assets of the Company.
     6.2 Investment Returns on Deferred Amounts.
          (a) All compensation deferred by a Participant pursuant to Section 5.1 shall be deemed invested, as directed by the Participant, in one or more of the investment alternatives made available from time to time by the Committee. Each such investment election shall be made (i) by means of the execution by the Participant and delivery to the Company of a “New Investment Election Form” or (ii) by means of such other methods as the Committee shall approve. The Committee shall specify the available investment alternatives and may adopt such rules and procedures for the allocation of deferrals among such investment alternatives as the Committee deems necessary or appropriate. An investment election shall be effective for all subsequent deferrals under the Plan until the Participant makes a new investment election.
          (b) A Participant shall be permitted, at any time and from time to time, to reallocate his deferred compensation account balances under the Plan among the investment alternatives then available, subject to right of the Committee to impose such restrictions on a Participant’s ability to change investment elections as the Committee deems necessary or appropriate. The election of a Participant to reallocate account balances shall be made by means of a form provided to the Participant by the Committee for such purpose, and shall become effective as soon as practicable after a properly-executed form is received by the Committee from the Participant.
          (c) The balances of each Participant’s deferred compensation accounts shall be credited with earning and charged with losses based upon the actual results that would have been achieved had such balances actually been invested pursuant to the investment elections of the Participant.
          (d) The Company shall have no obligation to invest the compensation deferred under the Plan, or the earnings thereon, in any of the investment alternatives selected by Participants.

          (e) Notwithstanding any other provision of this Section 6.2, the Committee may provide that payments of Long-Term Incentive Awards that are deferred under this Plan are deemed to be invested solely in Company Stock or in a unitized fund consisting primarily of Company Stock, and the amount of any dividends that would have been paid if these deferred payments had actually been invested in Company Stock will be credited to the Participant’s account in the form of an additional deemed investment in Company Stock or in such unitized fund.
     6.3 Charges Against Accounts. All payments made to a Participant under the Plan shall be charged against such Participant’s accounts when and as made.
Article 7. Rabbi Trust
     7.1 Establishment of a Rabbi Trust. As soon as administratively practicable following the Effective Date, the Company shall establish an irrevocable Rabbi Trust to accumulate assets that will assist the Company in meeting its obligation under the Plan. The Rabbi Trust shall have an independent trustee that is selected by the Company. The trust agreement with respect to the Rabbi Trust shall provide that the assets of the Rabbi Trust shall at all times be specifically subject to the claims of the Company’s general creditors in the event of the bankruptcy or insolvency (as defined by the Rabbi Trust Agreement) of the Company.
     7.2 Funding of the Rabbi Trust. The Company may contribute cash, Company Stock, or any other asset to the Rabbi Trust, as the Company deems appropriate. It is intended that the Rabbi Trust will hold assets with a value approximately equal to the Accrued Rabbi Trust Obligations. However, the funding of the Trust shall comply with Section 409A(b) of the Code, including the restrictions on maintaining assets outside of the United States and on maintaining assets in trust during a restricted period with respect to a single-employer defined benefit plan.
Article 8. Change in Control
     8.1 Change In Control. Upon the occurrence of a Change in Control:
          (a) The Company shall, within ten business days after the Change in Control, accelerate all deferred amounts to the date of the Change in Control and pay all such deferred amounts, and the earnings thereon, to each Participant or Beneficiary in a single lump-sum cash payment.
          (b) The composition of the Committee immediately prior to the Change in Control shall not be changed after the Change in Control, except with the consent of a majority of the Continuing Directors. If, after the Change in Control, a member of the Committee resigns or is unable to serve due to death or disability, the remaining members of the Committee shall appoint a replacement.
          (c) The Company promptly shall reimburse a Participant for all legal fees and expenses reasonably incurred in successfully enforcing any right or benefit under the Plan. Any reimbursement of legal fees paid to a Participant pursuant to this paragraph shall be paid no later than the end of the Participant’s taxable year next following the Executive’s taxable year of the

Participant in which the related expense is incurred, and, if paid on account of a separation from service, no earlier than the seventh month following the Participant’s separation from service.
Article 9. Beneficiary Designation
     9.1 Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All such designations shall be signed by the Participant, and shall be in such form as is prescribed by the Committee. Each designation shall be effective as of the date delivered to the Committee (or to a Company employee appointed by the Committee to receive such designations); provided that the Committee must receive any beneficiary designation or change therein before the Participant’s death. A Participant may change his beneficiary designation at any time and from time to time on such form as is prescribed by the Committee. In the event of the death of the Participant, the payment of all amounts deferred under the Plan, and the earnings thereon, shall be in accordance with the last written beneficiary designation signed and delivered by the Participant and not revoked.
     9.2 Payment to Beneficiary. If a Participant dies before the Participant’s account has been paid in full to the Participant, the payment of the remaining amounts to the Participant’s beneficiary or beneficiaries shall be made in a single lump-sum cash payment as provided in Section 5.3.
     9.3 Death of Beneficiary. In the event that all the beneficiaries of a Participant predecease the Participant, all amounts deferred under the Plan, and the earnings thereon, that would have been paid to the Participant under the Plan shall be paid in a single lump-sum cash payment to the Participant’s estate, or to the person or persons designated in writing by the Participant’s estate.
     9.4 Ineffective Designation. In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant under the Plan shall be paid in a single lump-sum cash payment to the Participant’s estate.
Article 10. Withholding of Taxes
     The Company shall have the right to either (i) require Participants to remit to the Company, or any person or entity designated by the Committee to administer the Plan, an amount sufficient to satisfy any applicable federal, state, and local income and employment tax withholding requirements or (ii) to deduct from any payment made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.
Article 11. Amendment and Termination
     The Company has the right to amend, suspend, or terminate the Plan at any time by action of the Board of Directors, except that (i) no such amendment, suspension, or termination shall, without the written consent of a Participant, change the time or form of any payout under the Plan or otherwise adversely affect, in any material respect, such Participant’s rights with respect to amounts theretofore deferred under the Plan, and the earnings thereon, and (ii)

following a Change in Control, the Company shall not amend Section 5.4(e), Articles 3, 7 or 8, or this Article 11, and shall not amend any other provision of the Plan in a manner that would alter the effect of Section 5.4(e), Articles 3, 7 or 8, or this Article 11.
Article 12. Miscellaneous
     12.1 Employment. No provision of the Plan, nor any action taken by the Committee or the Company pursuant to the Plan, shall give or be construed as giving a Participant any right to be retained in the employ of the Company, or affect or limit in any way the right of the Company to terminate his employment.
     12.2 Notice. Any notice required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, sent by registered or certified mail, or deliver in any other manner authorized by the Committee, to the Committee (or to a person designated by the Committee to receive such notices). Such notices, if mailed, shall be addressed to the principal executive offices of the Company. Notice to any Participant shall be given in any manner authorized by the Committee and, if mailed, shall be sent to the Participant’s address as is set forth in the records of the Company.
     12.3 Unfunded Plan. This Plan is intended to be an unfunded plan for tax purposes and for purposes of Title I of ERISA. The Plan is intended primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Committee may terminate the Plan for any or all Participants, subject to Article 11 and the requirements of Section 409A of the Code, in order to achieve and maintain these intended results.
     12.4 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger or consolidation, the purchase of all or substantially all of the assets of the Company, or otherwise. The provision of the Plan with respect to each Participant shall be binding on such Participant’s heirs, executors, administrators or other successors in interest.
     12.5 Nontransferability. The Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (i) the domestic relations order would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code if Section 414(p) were applicable to the Plan, (ii) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates, and (iii) the domestic relations order does not purport to give the alternate payee any right to receive payments under the Plan before the Participant is eligible to receive such payments. Except as set forth in the preceding sentence with respect to domestic relations orders, and except as required under applicable federal, state, or local laws concerning the withholding of tax, the rights of any Participant or beneficiary to amounts deferred under the Plan, and the earnings thereon, are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any beneficiary, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or beneficiary.
     12.6 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     12.7 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
     12.8 Governing Laws. The Plan shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to any choice or conflict of law provision or rule.
     12.9 Section 409A of the Code. The Plan is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. However, the Plan does not transfer to the Company or any entity or other individual liability for any tax or penalty that is the responsibility of the Participant.
          (a) For purposes of the Plan, a “termination of employment” refers to a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.
          (b) To comply with Section 409A of the Code, the following special claims procedures apply in addition to any other claims procedures applicable to the Plan. If a Participant or Beneficiary believes he or she is entitled to have received benefits but has not received them, the Participant or Beneficiary must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treas. Reg. § 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant or Beneficiary provides notice to the plan administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Section 409A of the Code, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date. In addition, a Participant or Beneficiary must exhaust any other claims procedures established by the plan administrator before initiating litigation.
     IN WITNESS WHEREOF, the Company has caused this Vulcan Materials Company Executive Deferred Compensation Plan to be executed for and in its name and its corporate seal to be hereto affixed and attested by its duly authorized Secretary, this 11th day of December, 2008.

VULCAN MATERIALS COMPANY
ATTEST:

By:	/s/ Jerry F. Perkins, Jr.	By:	/s/ Donald M. James

	Jerry F. Perkins, Jr.		Donald M. James
	Corporate Secretary		Chairman and Chief Executive Officer
CORPORATE SEAL